NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Announces Results from Annual Meeting of Shareholders

BIRMINGHAM, AL.— (PRNEWSWIRE)—May 20, 2009 – Shareholders of ProAssurance Corporation (NYSE:PRA) re-elected John J. McMahon, Jr., William H. Woodhams, M.D., and Wilfred W. Yeargan, M.D. to the Board of Directors at today’s Annual Meeting. Our shareholders also elected Jerry D. Brant, D.P.M., the President and Chief Operating Officer of the Podiatry Insurance Company of America to the Board. Each will serve a three-year term ending at the Annual Meeting of Shareholders in 2012 and until their successors are elected and qualified. Our shareholders also ratified the selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year-ending December 31, 2009.

About ProAssurance
ProAssurance Corporation is the nation’s fifth largest writer of medical professional liability insurance, based on the 2008 writing of its current subsidiaries. The company’s recently completed transactions with The PICA Group and Mid-Continent General Agency are expected to significantly increase ProAssurance’s medical professional liability business, and the strategic acquisition of Georgia Lawyers Insurance Company will add legal professional liability business and should facilitate expansion of that line of insurance in the southeast. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

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